Exhibit 3

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of October [    ], 2011, is entered into by and among Yahoo! Inc., a Delaware corporation (“Parent”), Innsbruck Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and [                    ] (“Stockholder”). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock (including any such shares of common stock which are Restricted Shares, whether vested or unvested), par value $0.001, of the Company (“Common Stock”) set forth opposite Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by Stockholder prior to the termination of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for the Purchaser to commence an offer to purchase all of the issued and outstanding Common Stock of the Company and the Merger of the Company and the Purchaser, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and the Purchaser have required that Stockholder, and as an inducement and in consideration therefor, Stockholder (in Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1.    Agreement to Tender. Stockholder agrees to validly tender or cause to be tendered in the Offer all of Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than (10) Business Days after, the commencement of the Offer, Stockholder shall (i) deliver pursuant to the terms of the Offer (A) a letter of transmittal with respect to Stockholder’s Subject Shares complying with the terms of the Offer, (B) a certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry share of any uncertificated Subject Shares, and (C) all other documents or instruments required to be delivered by other Company stockholders pursuant to the terms of the Offer, or (ii) cause Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by Stockholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer. Stockholder agrees that, once Stockholder’s Subject Shares are tendered, Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms; provided, however, that Stockholder shall not be required to (x) exercise any unexercised Company Options or any Company Warrants for the purposes of this Agreement, (y) tender any Subject Shares into the Offer that constitute Restricted Shares or (z) tender any Subject Shares into the Offer if such tender could cause Stockholder to incur liability under Section 16(b) of the Exchange Act (provided, however, for the avoidance of doubt, that nothing in this Section 1.1 shall be deemed a waiver or an amendment of the provisions set forth in Section 5.10 of the Merger Agreement).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and the Purchaser that:

2.1.    Authorization; Binding Agreement. Stockholder has full legal capacity, right and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder, and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2.    Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not (i) violate any Laws applicable to Stockholder or Stockholder’s Subject Shares, (ii) except as may be required by federal securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of the Subject Shares pursuant to, any Contract, Order or other instrument binding on Stockholder or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement or otherwise materially adversely impact Stockholder’s ability to perform its obligations hereunder, or (iii) render any Takeover Statute, applicable to the Company, Parent or the Purchaser, the execution, delivery or performance of the Merger Agreement, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto, this Agreement or any other transaction contemplated by the Merger Agreement.

2.3.    Ownership of Subject Shares; Total Shares. Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of Stockholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except (i) as provided hereunder, (ii) pursuant to any applicable restrictions on transfer under the Securities Act or (iii) with respect to Restricted Stock, the risk of forfeiture, restrictions on transfer and any other encumbrances or restrictions set forth in the relevant restricted stock agreement and Benefit Plan (collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite Stockholder’s name constitute all of the shares of Common Stock of the Company beneficially owned by Stockholder as of the date hereof. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of Stockholder’s Subject Shares.

2.4.    Voting Power. Stockholder has full voting power with respect to Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Subject Shares. None of Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5.    Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and the Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

2.6.    Absence of Litigation. With respect to Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to prevent or materially delay or materially impair the consummation by Stockholder of the transactions contemplated by this Agreement or otherwise materially adversely impact Stockholder’s ability to perform its obligations hereunder.

2.7.    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser represent and warrant to Stockholder that:

3.1.    Organization; Authorization. Parent and the Purchaser are each duly organized, validly existing and in good standing under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby are within each of Parent’s and the Purchaser’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and the Purchaser. Parent and the Purchaser have full corporate power and authority to execute, deliver and perform this Agreement.

3.2.    Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser and constitutes a legal, valid and binding obligation of Parent and the Purchaser enforceable against Parent and the Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

ADDITIONAL COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1.    Voting of Subject Shares; Proxy.

(a)     At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, include Stockholder’s Subject Shares in any computation for purposes of establishing a quorum at any such meeting and vote Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (the “Vote Shares”) (i) in favor of (A) approval of the Merger Agreement and the transactions contemplated thereunder and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement or such other transaction on the date on which such meeting is held, (ii) against (A) any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, the Purchaser or their affiliates) and (B) any Competing Proposal and any action in furtherance of any Competing Proposal and/or (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company stockholders.

(b)     Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that Stockholder has heretofore granted with respect to the Subject Shares. Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, as Stockholder’s proxy and attorney-in-fact, for and in the name, place and stead of Stockholder, to (i) attend any meeting of the stockholders of the Company on behalf of Stockholder with respect to the matters set forth in Section 4.1(a), (ii) include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting and (iii) vote all Vote Shares, or grant or withhold a consent or approval in respect of the Vote Shares, or issue instructions to the record holder of Stockholder’s Vote Shares to do any of the foregoing, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of the stockholders of the Company with respect to the matters set forth in Section 4.1(a), in a manner consistent with the provisions of Section 4.1(a). Stockholder authorizes such proxy and attorney-in-fact to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4.1(b) is given in connection with the execution of the Merger Agreement and granted in consideration of and as an inducement to Parent and the Purchaser to enter into the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the proxy set forth in this Section 4.1(b) is coupled with an interest, is intended to be irrevocable (and as such shall survive and shall not be affected by the death or incapacity of Stockholder, as applicable), subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 5.2, and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 5.2.

Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.

4.2.    No Transfer; No Inconsistent Arrangements. Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement, Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of Stockholder’s Equity Interests in the Company, including any Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any Stockholder’s Subject Shares, (v) deposit or permit the deposit any of Stockholder’s Equity Interests in the Company, including any Subject Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of Stockholder’s Equity Interests in the Company, including the Subject Shares or (vi) take or permit any other action that would reasonably be expected to in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Stockholder agrees that Stockholder shall not, and shall cause each of its affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any Equity Interests in the Company for the purpose of opposing or competing with or taking any actions that would reasonably be interpreted, or would reasonably be expected, to be inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Stockholder may make Transfers of Subject Shares as Parent may agree in writing in its sole discretion. If so requested by Parent, Stockholder agrees that the Subject Shares shall bear a legend stating that Subject Shares are subject to this Agreement, provided such legend shall be removed upon the valid termination of this Agreement.

4.3.    No Exercise of Appraisal Rights. Stockholder waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of Stockholder’s Subject Shares that may arise with respect to the Merger.

4.4.    Documentation and Information. Except as required by applicable Law, Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, provided, that if Stockholder determines, based upon advice of counsel, that a public announcement is required by applicable Law, Stockholder shall use its commercially reasonable efforts to provide the other parties hereto reasonable advance notice of such determination and reasonable time to comment on such announcement in advance of such issuance. Stockholder consents to and hereby authorizes Parent and the Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Purchaser reasonably determines to be necessary in connection with the

Offer, the Merger and any transactions contemplated by the Merger Agreement, Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of Stockholder’s commitments and obligations under this Agreement, and Stockholder acknowledges that Parent and the Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.5.    Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares or (b) that Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder. In the event that Stockholder shall become the beneficial owner of any other Equity Interests entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4.1 hereof, then the terms of Section 4.1 hereof shall apply to such other Equity Interests as though they were Subject Shares hereunder.

ARTICLE V

MISCELLANEOUS

5.1.    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail (if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next Business Day), sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, (i) if to Parent or the Purchaser, to the address, facsimile number or e-mail address set forth in Section 8.3 of the Merger Agreement and (ii) if to Stockholder, to Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2.    Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any modification, waiver or amendment to the Merger Agreement or the terms of the Offer in a manner that reduces the amount of consideration payable to Stockholder in connection therewith and (iv) the mutual written consent of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4.    Expenses. Except as set forth in the Merger Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

5.5.    Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties and any assignment without such prior written consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (including the right to rely upon the representations and warranties set forth herein).

5.6.    Governing Law; Venue.

(a)     This Agreement and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware (without giving effect to principles or rules of conflict of Laws, whether of the State of Delaware or any other jurisdiction, to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction).

(b)     Any action, claim, suit or proceeding between the parties hereto arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such action, claim, suit or proceeding and agrees that it will not bring any such action, claim, suit or proceeding in any other court. Furthermore, each party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 5.1, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action, claim, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of the action, claim, suit or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.1 or in such other manner as may be permitted by applicable Law.

(c)     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (1) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7.    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile, .pdf or other electronic means), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of facsimile, .pdf or other electronic means, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile, ..pdf or other electronic means as a defense to the formation of a contract, and each such party forever waives any such defense.

5.8.    Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

5.9.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.10.    Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any such injunction shall be in addition to any other remedy to which any party is entitled, at law or in equity. In connection with any action for specific performance, each party hereby irrevocably waives (i) the defense of adequacy of a remedy at law and (ii) any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 5.10.

5.11.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12.    Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles” and “Schedules” are intended to refer to Sections, Articles and Schedules to this Agreement. Schedule A attached to this Agreement constitutes a part of this Agreement and is incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are references to United States dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

5.13.    Further Assurances. Parent, the Purchaser and Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

5.14.    Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

5.15.    No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

5.16.    No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. Except as otherwise provided herein or in the Merger Agreement, all rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder, and neither Parent nor the Purchaser shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

YAHOO INC.

By:
Name:
Title:

INNSBRUCK ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDER

Name:
Address:
Fax:
Email:

Schedule A

Stockholder                                                                                                                                   Number of Subject Shares as of the Date Hereof